EXHIBIT 99.2

CALGARY, ALBERTA -- October 5, 2009 -- Kodiak Energy, Inc. (TSX-V: KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation) announces that its majority controlled subsidiary, Cougar Energy, Inc. (Cougar), has closed the property acquisition previously announced on August 25, 2009 consisting of wells, facilities and production from a private company with operations in and adjacent to the CREEnergy project.  Additional information on the property acquisition is on our website at http://www.kodiakpetroleum.com/s/AdditionalProjects.asp

The acquisition of 11 producing wells, 21 suspended wells, and associated production, water disposal and pipeline facilities has a total purchase price of CAD$6,000,000 and is funded with cash and debt.  The existing wells and reserves are located in the Trout field.  Current gross production is approximately 170 barrels of oil per day.  Based on the June 30, 2009 independent look ahead engineering report provided by the private company, the estimated Proved and Probable oil reserves are approximately CAD$7,250,000 (Net Present Value 10% discount).  Cougar intends on updating the respective reserve report information on these acquisitions prior as soon as possible.

The cash portion of the acquisition cost was provided by Kodiak under the terms of a credit agreement ("Credit Agreement") with Ionic Capital Corp. ("Ionic"). The Credit Agreement provides for a bridge loan to Kodiak on behalf of Cougar in the amount of CAD$1,350,000 at an interest rate of 12% per annum and issuance of 383,188 restricted common shares of Kodiak based on the 10 day weighted average at market close price on September 25, 2009, less 10% discount to market.

Mr. Bill Tighe, CEO of Cougar, states, "We are excited about closing this acquisition and related financing.  This is a strategic step for Cougar being able to commence active development in this core area, achieve timely production and cash flow.  We have already started to advance our plan to build upon overall area production, infrastructure; provide substantial upside in workovers, secondary developments and drilling; along with the required financing.  Cougar will be actively working this fall and winter to maximize those opportunities and increase production and thus revenue."

The acquisition and related financing agreement is subject to final approval of the TSX Venture Exchange and any other necessary regulatory requirements.

About Cougar:
Cougar Energy, Inc. is based in Calgary, Alberta Canada and a privately held subsidiary of parent company, Kodiak Energy, Inc. The focus is on the exploration and development of Canadian based onshore oil and gas properties. The current projects are Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture and area projects located in north central Alberta. Additional information on the "Lucy" and CREEnergy projects are available at http://www.cougarenergyinc.com

About Kodiak:
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas exploration and development company focused on developing and exploring onshore oil, gas and CO2 properties within North America.  Our main prospect is located in the northeast New Mexico. Through our private subsidiary, Cougar Energy, Inc., we are developing the projects of Lucy in the Horn River Basin in northeast British Columbia and CREEnergy Joint Venture and area projects located in north central Alberta. Additional information on Kodiak is at http://www.kodiakpetroleum.com

For further information:
Wm (Bill) S. Tighe
President and CEO
Kodiak Energy, Inc.
+1(403) 262-8044
e-mail: info@kodiakpetroleum.com
http://www.kodiakpetroleum.com
http://www.cougarenergyinc.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Forward-looking Statements: This press release contains forward-looking statements. The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements". The Corporation's business is subject to various other risks and uncertainties, which may be described in its corporate filings (www.sec.gov and www.sedar.com). Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Kodiak undertakes no obligation to update or publicly revise forward looking statements or information unless so required by applicable securities laws.

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Copyright (c) 2009 KODIAK ENERGY INC. (KDKN)  All rights reserved.  For more information visit our website at http://www.kodiakpetroleum.com/ or send mailto:info@kodiakpetroleum.com
Message sent on Mon Oct 5, 2009 at 8:00:57 AM Pacific Time
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